Exhibit 10.30

SUPPLY AND DEVELOPMENT SUPPORT AGREEMENT

by and between

BONE BIOLOGICS CORPORATION

and

MUSCULOSKELETAL TRANSPLANT FOUNDATION, INC.

Dated as of March 3, 2022

Supply AND Development support agreement

THIS SUPPLY and DEVELOPMENT SUPPORT AGREEMENT (this “Agreement”), dated as of the 3rd day of March, 2022 (“Effective Date”), is made and entered into by and between BONE BIOLOGICS CORPORATION, a corporation organized under the laws of the State of Delaware, and having a principal place of business at 2 Burlington Woods Drive, Suite 100, Burlington, Massachusetts 01803 (“BBC”), and MUSCULOSKELETAL TRANSPLANT FOUNDATION, INC., a District of Columbia non-profit corporation, with its principal place of business at 125 May Street, Suite 300, Edison, New Jersey 08837 (“MTF”).

W I T N E S S E T H:

WHEREAS, MTF processes DBM demineralized bone matrix (“DBM”) tissue for human implantation and is the owner of intellectual property and other tangible and intangible rights relating thereto; and

WHEREAS, BBC has expertise in the field of regenerative medicine orthobiologics, including without limitation the application and uses of demineralized bone matrix in patients; and

WHEREAS, the parties hereto desire that (i) BBC will undertake all pre-manufacturing and post-manufacturing testing and other activities to support the safe and effective implant of its proprietary Nell-1 technology (“Nell-1”) into human patients; (ii) MTF will be the exclusive supplier of DBM to BBC for use with Nell-1; and (iii) MTF will provide reasonable development support to BBC, as detailed herein, for the development of Nell-1 with DBM as a carrier.

NOW, THEREFORE, in consideration of the mutual promises contained herein, BBC and MTF agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Business Day. Business Day shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the State of New Jersey are authorized or obligated by law to close.

Section 1.2 BBC Designated Warehouse. BBC Designated Warehouse shall mean the warehouse location within MTF’s facilities (initially at 1175 Mid-Valley Drive, Olyphant, Pennsylvania), dedicated for storage of BBC Inventory in accordance with the terms and provisions of this Agreement.

Section 1.3 BBC Inventory. BBC Inventory shall mean DBM which is purchased by BBC for use with Nell-1, and delivered to the BBC Designated Warehouse hereunder.

Section 1.4 BBC Order. BBC Order shall mean, subject to section 3.3(b), a purchase order for any BBC Inventory to be delivered to the BBC Designated Warehouse placed by BBC with MTF.

Section 1.5 DBM IP. DBM IP shall mean the technology underlying the DBM, including without limitation, all trade secrets, know-how and any patented or patentable or otherwise protectable intellectual property relating to the DBM, including MTF’s Intellectual Property covering or related to DBM including without limitation, U.S. Patent Numbers US 6,030,635, US 6,437,018, RE 38,522 (Re-Issue of US 6,437,018), RE 39,587 (Re-Issue of US RE 38,522 and US 6,4370,18), US 7,019,192, US 6,911,212, US 7,045,141, and any divisional, continuation, or continuation-in-part application, and/or any foreign patent application and/or Letters Patent, and/or the equivalent thereof issuing thereon, and/or reissue, reexamination or extension thereof, including any improvements, modifications or enhancements thereto.

Section 1.6 Field. Field shall be defined to mean only those approved indications for use established by the applicable Regulatory Authorities in the Territory, including without limitation, those indications for use established by the U.S. Food and Drug Administration pursuant to the Premarket Approval Application (PMA) Clearance, attached hereto as Exhibit A.

Section 1.7 Intellectual Property. Intellectual Property shall mean any and all patents, patent applications, inventions, copyrights, trademarks, trade secrets, know-how, and all other inventions, discoveries and ideas, computer programs, software, firmware and related documentation, know-how and any other technology, trade secrets and confidential information.

Section 1.8 MTF Service Fees. MTF Service Fees shall mean the transfer prices charged by MTF to BBC for purchase of DBM. The MTF Service Fees for DBM shall be mutually determined by the parties after the Effective Date and shall be memorialized in Exhibit B attached hereto. The MTF Service Fees may be increased by MTF for the immediately following calendar year only on written notice by MTF to BBC by October 1 of any year during the Term; provided, however, that any such annual increase in the MTF Service Fees shall not exceed the percentage change in the Consumer Price Index for medical care services (U.S. City Average, all urban consumers), published by the U.S. Bureau of Labor Statistics or its successors for the immediately preceding year, absent the mutual agreement of MTF and BBC otherwise.

Section 1.9 Regulatory Authority. Regulatory Authority shall mean any federal, national, international, state or local regulatory authority, regulatory agency or other governmental body or entity in any country with authority over the research, development, testing, manufacture, use, storage, importation, promotion, marketing, pricing or sale of a pharmaceutical product in such country, including without limitation, the U.S. Food and Drug Administration (FDA) and the European Medicines Agency (EMA).

Section 1.10 Term. Term shall mean the Initial Term and all Renewal Periods.

Section 1.11 Term Year. Term Year shall mean the twelve-month period commencing on the Effective Date or any anniversary thereof and terminating on the anniversary of the date immediately preceding the Effective Date or any anniversary thereof, as the case may be.

Section 1.12 Territory. Territory shall mean worldwide.

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ARTICLE II

SUPPLY OF PRODUCTS

Section 2.1 Sole Supplier; Exclusivity; Non-Competition. Subject to the terms and conditions of this Agreement:

(a) MTF shall be the sole processor, manufacturer and supplier of DBM for use with Nell-1 by BBC. MTF may provide DBM under an existing or new trade name, in MTF’s sole discretion; provided, however, that such branded DBM shall have the same formulation as any unbranded DBM supplied to BBC hereunder. Notwithstanding the foregoing, however, if MTF is unable to supply BBC’s reasonably forecasted demand for DBM, then BBC shall have the right to source demineralized bone matrix from third-party suppliers thereof. BBC shall have the exclusive right to use, sell and/or distribute DBM only in conjunction with Nell-1, and during the Term, MTF shall not supply DBM to any third party that MTF knows or should reasonably know intends to use such supplied DBM in conjunction with Nell-1; and

(b) BBC shall not market, offer for sale, sell or transfer any DBM-competitive demineralized bone matrix product, nor shall BBC assist any third party to market, offer for sale, sell or transfer any DBM-competitive demineralized bone matrix product within the Territory and the Field. Whether a product is a competitive product shall be reasonably determined by MTF in good faith, which determination shall take into consideration the overlapping indications of such product with DBM.

Section 2.2 BBC Orders; Payment.

(a) All BBC Orders for DBM from MTF shall be on such forms as are from time to time prescribed by MTF, and BBC shall not submit any order that contains any terms or conditions at variance with the terms of this Agreement or in any manner supplemental thereto. All BBC Orders shall be subject to acceptance and confirmation in writing by a duly authorized representative of MTF within thirty (30) days of MTF’s receipt of such BBC Order. Under no circumstances shall MTF bear any such freight, shipping or related charges incurred to deliver DBM from the BBC Designated Warehouse (all of which shall be the responsibility of BBC).

(b) All invoices shall be issued by MTF upon delivery of Product to BBC or its designee, and such invoices shall be due and payable NET thirty (30) days from the date of BBC’s receipt of the applicable invoice from MTF. If payment is not received within the prescribed period, then (i) MTF shall notify BBC of such failure, and (ii) interest shall accrue on any unpaid balance from the date of the invoice at the rate of 1.5% per month (18% per annum), but, in no event at a rate greater than the maximum rate permitted by applicable law.

(c) Return of DBM shall be permitted in accordance with MTF’s Return Policy, attached hereto at Exhibit C

Section 2.3 Sales and Marketing Literature. Catalogues, brochures, websites, sales training material and any other product literature relating to DBM (the “Literature”) shall be prepared by BBC, at BBC’s expense. Prior to the finalization or use of any Literature, MTF shall be given a reasonable amount of time not to exceed fourteen (14) days to review and comment on any such Literature, particularly insofar as the content of such Literature may relate to regulatory and/or product liability issues or utilize any Intellectual Property of MTF or certain statements about MTF or DBM. MTX’s failure to provide its comments on any such Literature within the fourteen (14) day review period shall be deemed MTX’s approval thereof. BBC shall incorporate MTF modifications to the Literature which are mandated by regulations and/or product liability law or relate to any Intellectual Property of MTF or correct any factual inaccuracies. In addition, BBC shall use its reasonable efforts to incorporate any other reasonable changes in such Literature suggested by MTF on a timely basis. BBC shall be responsible for the costs of reprints of the Literature. DBM shall be marketed and distributed pursuant to this Agreement under MTF’s tradename and trade dress and any Literature shall reference DBM accordingly.

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ARTICLE III
PRODUCTION

Section 3.1 Testing; Development; Delivery

(a) BBC acknowledges and agrees that use of DBM as a carrier with Nell-1 is subject to further development. BBC understands and acknowledges that prior to distribution of Nell-1 with DBM as a carrier, certain studies and testing are required and which BBC shall, at its own cost and expense, undertake. BBC understands that such testing shall be pre- and post-manufacturing of Nell-1 or DBM and that additional testing may be required from time-to-time during the Term, as mandated by law, regulation or guidance documents or in MTF’s reasonable discretion. BBC shall be solely responsible for undertaking and paying all costs associated with pre- and post-manufacturing testing which may include, without limitation, clinical studies, validations and verifications relating to stability, packaging, sterility, process and other internal manufacturing qualifications.

(b) Prior to MTF’s supply of DBM to BBC for use with Nell-1, MTF shall have reasonably satisfied itself that MTF’s supply of DBM to BBC for use as a carrier of Nell-1 does not violate applicable law. BBC shall provide all test results and other documentation required or reasonably requested by MTF to assure MTF of the safety and efficacy of DBM with Nell-1 prior to distribution. All costs and expenses related to any of the foregoing testing, retesting and development, if any, of DBM shall be borne by BBC.

(c) MTF shall at its sole cost and expense obtain and maintain those manufacturing approvals and authorizations necessary to fulfill its manufacturing and supply obligations hereunder, including without limitation, permits related to its manufacturing facility and any other approvals required by applicable law required to manufacture, store and ship DBM.

(d) In furtherance of BBC’s development activities to support the commercialization of Nell-1 with DBM, MTF shall provide reasonable consultative support. Such consultation shall be provided at such times and places which MTF deems reasonable. MTF may make available certain of its employees, officers and/or directors to provide consultation. Any information shared in the course of such consultation, including internal or external to BBC development activities or internal or external to BBC in-vitro assays or in-vivo small and large animal testing, shall be Confidential Information, as further described herein.

Section 3.2 Processing Standards; Packaging; Labeling. During the Term, MTF shall comply with the following standards, to the extent applicable, in connection with the processing or manufacturing hereunder of DBM: (a) applicable laws, regulations, and guidelines of the FDA; (b) applicable standards and guidelines promulgated by the American Association of Tissue Banks; (c) applicable laws and regulations of other United States federal, state, and local government agencies with jurisdiction over the processing of DBM; and (d) MTF’s standard operating procedures as they may be amended from time to time. MTF shall be responsible for determining all packaging and labeling to be used in connection with DBM hereunder.

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Section 3.3 Inventory and Inventory Management.

(a) During the Term, MTF shall use its commercially reasonable efforts (in the context of BBC’s Forecasted Requirements) to accept the BBC Orders in accordance with Section 2.2, and upon acceptance of a BBC Order by MTF from BBC, MTF shall use its commercially reasonable efforts to fill the orders and deliver the filled orders of BBC Inventory to the BBC Designated Warehouse. Title to the BBC Inventory shall vest in BBC upon delivery to the BBC Designated Warehouse (or, as applicable, delivery to the BBC customer in accordance with Section 3.3(b)), subject to BBC’s payment obligations hereunder. From the period commencing on the Effective Date and concluding on the second anniversary thereof, no BBC Order shall indicate a delivery date for DBM that is less than one hundred twenty (120) days after the date such BBC Order is submitted to MTF; it being further agreed that, if and to the extent BBC Orders otherwise schedule deliveries for dates within any calendar quarter in amounts in the aggregate greater by 20% than those covered by the Forecasted Requirements for such quarter, then MTF shall use its commercially reasonable efforts to fulfill such additional deliveries and on a date reasonably proposed by MTF. MTF shall notify BBC upon receipt of physical inventory of DBM into the BBC Designated Warehouse. MTF shall store the BBC Inventory in compliance with applicable laws and in a manner that permits performance of this Agreement.

(b) Notwithstanding the terms of section 3.3(a), the parties agree that, in order to avoid any delay necessitated by the establishment of the BBC Designated Warehouse and to meet BBC’s need to provide DBM to clinical sites, MTF may ship DBM directly from non-BBC Inventory to a BBC customer. MTF may, in its discretion, fulfill a BBC Order but shall ship DBM directly to the BBC customer without the necessity of establishing the BBC Designated Warehouse. It is the intention of the parties that the direct-ship process set forth in this section 3.3(b) shall be limited in time only to avoid delays associated with the establishment of the BBC Designated Warehouse. MTF shall notify BBC, in writing, prior to placing any BBC Inventory in the BBC Designated Warehouse.

Section 3.4 Forecasts. Upon the issuance of the first marketing authorization by a Regulatory Authority to commercialize Nell-1 in any country of the Territory and continuing during the remainder of the Term, BBC shall provide to MTF, at least thirty (30) days prior to the first day of each calendar quarter, a good faith, non-binding written forecast of anticipated requirements for DBM (the “Forecasted Requirements”) during the next twelve (12) calendar months, including monthly forecasted volumes. Upon the submission of the quarterly updates to the Forecasted Requirements, BBC must submit a Purchase Order for DBM for at least the number and size of DBM units being purchased for the following three (3) months in the Forecasted Requirements.

Section 3.5 Delivery. Upon acceptance of a BBC Order by MTF and subject to the terms and conditions of this Agreement, MTF shall use its best efforts to ship the requested quantities of DBM to the BBC Designated Warehouse, or to such other destination designated by BBC in the applicable BBC Order. Prior to delivering DBM to BBC hereunder, MTF will assess whether such DBM conforms with all applicable specifications, and will only deliver to BBC DBM product that MTF has independently verified and confirmed complies with such applicable specifications. Upon BBC’s request, MTF will also deliver to BBC other documentation and data corresponding to the delivered DBM and which confirms that such delivered DBM complies with the applicable specifications. In the event that BBC determines that any delivered DBM fails to conform to the applicable specifications (whether as a result of a latent defect or otherwise), then, BBC will provide MTF with written notice thereof and, at MTF’s cost and expense, MTF will, within a mutually agreed upon time period, promptly replace or reprocess such DBM so that it conforms with the applicable specifications.

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ARTICLE IV
REGULATORY MATTERS

Section 4.1 FDA Approval . MTF has received PMA clearance for DBM from FDA, a copy of which is attached hereto BBC shall be responsible for obtaining FDA clearance of Nell-1 and the use of DBM will Nell-1. MTF shall have no obligations to obtain any clearances or other permissions from FDA or any other agency for the use of DBM with Nell-1.

Section 4.2 Adverse Event Reporting and Recalls.

(a) Exchange of Information. Each party shall notify the other party, within five (5) Business Days of its receipt, of any information that it received or developed with respect to any adverse events arising from the use of DBM.

(b) Reporting. BBC, at its own expense, shall be responsible for reporting to the appropriate Regulatory Authority, if necessary, any adverse events with respect to Nell-1 with DBM, after consultation with MTF. BBC, at its own expense, shall be responsible for any recalls of Nell-1 and agrees to indemnify, defend, and hold harmless MTF for such recalls, in accordance with Article VIII.

Section 4.3 Foreign Registrations; Customs Compliance. BBC, and not MTF, shall be responsible for obtaining and maintaining any DBM product registrations which may be required for sale in those countries in the Territory outside of the United States where BBC intends to commercialize DBM. BBC shall provide MTF with proof of such registration prior to any shipment of BBC Inventory outside of the United States. BBC, and not MTF, shall be responsible for compliance with all United States and foreign jurisdictions’ customs compliance.

ARTICLE V
OWNERSHIP OF INTELLECTUAL PROPERTY

Section 5.1 Intellectual Property. Notwithstanding any provision contained in this Agreement to the contrary, subject to ARTICLE VI hereof, MTF shall retain all rights in and to the DBM IP, including its present and future Intellectual Property related to, and/or arising out of the process used by MTF for the manufacture of the DBM. Similarly, notwithstanding any provision contained in this Agreement to the contrary, BBC retains all rights in and to the Intellectual Property relating to Nell-1 and no rights or licenses to such Intellectual Property are granted to MTF hereunder. In the event that MTF or BBC develops any Intellectual Property in the performance of their respective obligations under this Agreement that constitutes an improvement to the DBM, MTF shall retain all right, title to and interest in such improvement. Without limiting the generality of the foregoing, except as otherwise expressly set forth herein and subject solely to the provisions of Article VI hereof: (a) each party has and shall retain exclusive ownership of, or right to use, any and all right and title to and interest in such party’s Intellectual Property, regulatory approvals and other proprietary rights, and (b) none of the parties has acquired, nor shall it acquire by virtue of this Agreement or the activities contemplated hereby, any interest in or license under or right to use any of the other parties’ Intellectual Property, regulatory approvals and other proprietary rights existing as of the date hereof or thereafter.

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ARTICLE VI

LICENSE GRANTS; AUDIT RIGHTS

Section 6.1 License Grants.

(a) By MTF. MTF hereby grants to BBC a fully-paid, royalty-free, non-exclusive license within the Territory, under all DBM IP and any copyrights approved for use by MTF in any MTF marketing or product materials, solely for the purpose of conducting the activities relating to the marketing, promotion and sales of DBM in the Territory for use in the Field pursuant to the provisions of this Agreement. Any such DBM IP, trademarks, service marks and copyrights utilized by BBC as aforesaid shall in each instance indicate that they belong to MTF, and BBC shall comply with all notice and marking requirements, and all additional written standards of quality control, all as communicated to BBC and required by MTF for the protection and enforcement of such trademarks, service marks and copyrights and the registration thereof and shall not utilize any such trademarks, service marks and copyrights in any manner which might dilute or tarnish them or reflect adversely on MTF. Without limiting the generality of the foregoing, BBC shall not in any manner modify any trademark, service mark or copyright licensed by MTF hereunder, or utilize any variant thereof, singly or in combination with any other term or material, without the prior written consent of MTF having been obtained in each case.

Section 6.2 Term of License. The licenses granted hereunder shall continue for so long as the Term remains in full force and effect.

Section 6.3 Right to Audit BBC Books and Records. BBC shall keep complete and accurate books and records containing information which may be necessary to ascertain and verify compliance under any laws, rules or regulations regarding its marketing, sale and distribution of the DBM. Such books and records shall be open to examination by MTF during normal business hours upon reasonable prior notice. MTF may exercise its right of audit from time to time consistent with its standard operating procedures with respect to regulatory compliance. All information, documents and records of BBC acquired in the course of such audit shall be treated as Confidential Information in accordance with Article VII below. The records for any given calendar year shall be preserved for a period of three (3) years from the end of that calendar year or such longer period as required by law.

ARTICLE VII
CONFIDENTIAL INFORMATION

Section 7.1 Confidential Information. Except as expressly provided herein, BBC and MTF agree that from the Effective Date of this Agreement, neither shall publish or otherwise disclose, nor shall either use for any purpose not contemplated herein, any Confidential Information furnished to it by the other party hereto pursuant to this Agreement; provided, however, that BBC and MTF may disclose any such Confidential Information of the other party to those of their respective directors, officers, agents, advisors, employees and consultants who need to know such Confidential Information in furtherance of the purpose contemplated herein and who are obligated in writing to maintain the confidential nature of such Confidential Information on terms not less restrictive than those set forth in this Agreement. Disclosure of Confidential Information shall be only for furtherance of this and shall be to Jeff Frelick on the part of BBC.

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Each party shall use its best efforts to ensure that any Confidential Information diclosed in tangible form shall be marked “Confidential” or with other similar designation to indicate its confidential or proprietary nature; provided, however, that a party’s failure to mark as “Confidential” or with other similar designation to indicate the confidential or proprietary nature of the information disclosed shall not designate the information contained therein as being non-Confidential Information. Any Confidential Information disclosed orally shall be confirmed as confidential or proprietary by the party disclosing such information within thirty (30) days of such disclosure. For purposes of this Agreement, “Confidential Information” shall mean information which is disclosed by a party to this Agreement to the other party; provided, however, that notwithstanding the foregoing, it is understood and agreed that Confidential Information shall not include information that, in each case as demonstrated by written documentation, (a) was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure; (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party; (c) became generally available to the public or otherwise part of the public domain after its disclosure other than through any act or omission of the receiving party in breach of this Agreement; (d) was subsequently lawfully disclosed to the receiving party by a person other than a party hereto; or (e) is independently developed by the receiving party without reference to any information or materials disclosed by the disclosing party, as evidenced by the receiving party’s relevant documentation; or (f) is disclosed generally to a third party without restrictions similar to those contained in this Agreement.

Section 7.2 Permitted Disclosures. Notwithstanding the provisions of Section 7.1. above, each party hereto may disclose the other’s Confidential Information, to the extent such disclosure is reasonably necessary in complying with applicable court or governmental orders, or governmental regulations, submitting information to tax or other governmental authorities; provided that (a) if a party is legally required to make any such disclosure of the other party’s Confidential Information, to the extent it may legally do so, it will give reasonable advance written notice to the other party of such anticipated disclosure and, will use its reasonable best efforts to secure confidential treatment of such Confidential Information prior to its disclosure (whether through protective orders or otherwise), and (b) with respect to BBC and MTF’s marketing activities, it is agreed that no disclosure may occur until after having provided the disclosing party a reasonable opportunity to (i) prepare and file patent applications covering inventions describe in such Confidential Information have been filed, or (ii) seek adequate protection to maintain the patentability of inventions described in such Confidential Information, or (iii) adequate protection has been obtained to maintain the secrecy of such Confidential Information.

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ARTICLE VIII
INDEMNIFICATION

Section 8.1 Negligence, Willful Misconduct. MTF agrees to hold harmless, defend, and indemnify BBC and its affiliates, representatives, officers, directors, employees, shareholders and agents against all damages, claims, actions, suits, liabilities, judgments and awards, including reasonable attorneys’ fees (collectively “Damages”) sustained or incurred as a result of or in connection with (a) any breach by MTF of any warranty made herein or related to DBM, or any breach of MTF’s obligations under this Agreement, and (b) MTF’s negligent performance of its designated activities under this Agreement including, without limitation, its activities relating to the manufacture and supply of DBM, except to the extent caused by (i) BBC’s advertising or promotional material for DBM not approved or otherwise authorized by MTF, (ii) any unauthorized use by BBC of DBM, or (iii) BBC’s sales activities or breach of its obligations under this Agreement. Notwithstanding the foregoing, each party shall hold harmless, defend and indemnify the other, from and against any Damages arising out of or relating to bodily injury or death of any person or damage to real and/or tangible personal property directly caused by the negligence or willful misconduct of the indemnifying party or its personnel in connection with the performance of this Agreement.

Section 8.2 Intellectual Property Indemnification of BBC. MTF agrees to hold harmless, defend, and indemnify BBC and its affiliates, representatives, officers, directors, employees, shareholders and agents against all Damages sustained or incurred as a result of any third party claims alleging that DBM, or the use, commercialization or sale thereof infringes such third party’s Intellectual Property rights. BBC shall promptly notify MTF in writing of a third party claim against BBC alleging that DBM infringes a third party’s Intellectual Property rights, and MTF shall defend such claim at its expense and shall pay any Damages that may be finally awarded against BBC. If DBM is, or in MTF’s opinion is likely to be, held to be infringing or defective, MTF may terminate this Agreement upon providing BBC notice thereof; provided, however, that such a termination shall not relieve MTF of its obligation to indemnify BBC in accordance with this Article VIII.

Section 8.3 Indemnification of MTF. BBC shall hold harmless, defend and indemnify MTF, its affiliates, representatives, officers, directors, employees, shareholders and agents from and against any Damages sustained or incurred as a result of or in connection with (i) any third party claims alleging that Nell-1or Nell-1 with DBM, or the use, commercialization or sale thereof infringes such third party’s Intellectual Property rights; or (ii) BBC’s negligent performance of its designated activities under this Agreement including, without limitation, its activities relating to the promotion, marketing, sales and solicitation of orders of Nell-1 or Nell-1 with DBM, and the activities of any third party acting on BBC’s behalf for the promotion, marketing, sales and solicitation of orders of Nell-1 or Nell-1 with DBM; in each case, only to the extent that such third party claim is not subject to MTF’s obligation to indemnify BBC as set forth in Sections 8.1 and 8.2.

Section 8.4 Notice and Cooperation. To receive the foregoing indemnities, the party seeking indemnification must promptly notify the other in writing of a claim or suit and provide reasonable cooperation (at the indemnifying party’s expense) and full authority to defend or settle the claim or suit (provided that failure to give any such notice shall not affect indemnification hereunder except to the extent the indemnifying party is prejudiced as a result of such failure). The indemnifying party shall have no obligation to indemnify the indemnified party under any settlement made without the indemnifying party’s written consent.

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ARTICLE IX
TERM AND TERMINATION

Section 9.1 Term. This Agreement shall become effective on the Effective Date and shall remain in effect for a period of Five Years following the date of BBC’s first placement to of a BBC Order (the “Initial Term”), unless earlier terminated at any time upon the mutual written consent of BBC and MTF or otherwise terminated in accordance with the provisions of this Article IX.

Section 9.2 Renewal. The Initial Term of this Agreement may be extended for one (1) or more years (“Renewal Periods”) upon mutual agreement of BBC and MTF. BBC and MTF agree to initiate negotiation Renewal Periods at least ninety (90) days prior to the expiration of the Initial Term and any subsequent Renewal Period regarding such renewal.

Section 9.3 Default. If a party defaults in the performance of any of its material obligations hereunder, the non-defaulting party shall provide the defaulting party with written notice of the default. If, within thirty (30) days after such written notice, the default has not been cured, the non-defaulting party, at its option, may terminate this Agreement by giving written notice of termination to the defaulting party.

Section 9.4 Termination for Change in Control. Notwithstanding the provisions of Section 9.5 below, either MTF or BBC may terminate this Agreement on six (6) months’ prior written notice to the other party hereto if such other party is subject to a Change-in-Control to which such other party withheld its consent in accordance with Section 12.11, and such notice is given to the terminated party within thirty (30) days after such Change-in-Control. For purposes of this Section 9.4, “Change-in-Control” shall mean a transaction or series of transactions in which the shareholders or owners of the subject entity immediately prior to such transaction or series of transactions own immediately after such transaction or series of transactions, directly or indirectly, less than fifty percent (50%) of the outstanding voting securities or other ownership interest of the surviving entity (or its parent), or a sale of all or substantially all of the assets of the subject entity. Each party shall deliver prompt written notice to the other party in the event of any Change-in-Control. For the avoidance of doubt, MTF and BBC shall have no right to terminate this Agreement pursuant to this Section 9.4 in the event that such party consented to the Change-in-Control of the other party in accordance with Section 12.11.

Section 9.4 Bankruptcy; Dissolution; Etc. Either party hereto may terminate this Agreement immediately by written notice to the other party, if (i) such other party shall make an assignment of substantially all of its assets for the benefit of creditors, file a petition in bankruptcy, petition or apply to any tribunal for the appointment of a custodian, receiver or any trustee for such party of all or substantially all of such party’s assets, or shall commence any proceeding under any dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (ii) there shall have been filed any such petition or application against such other party, or any such proceeding shall have been commenced against such party, in which an order for relief is entered or which remains un-dismissed for a period of sixty (60) days or more, or (iii) such other party, by an act or knowing failure to act, shall indicate such party’s consent to, approval of or acquiescence in, any such petition, application or proceeding, or order for relief, or the appointment of a custodian, receiver or any trustee for such party, of all or any substantial part of any of such party’s properties, or (iv) such party shall be liquidated or dissolved.

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Section 9.5 Termination for Non-Performance.

(a) Termination by MTF. MTF may terminate this Agreement for non-performance by providing prior written notice to BBC, if BBC fails to purchase DBM which equal at least seventy-five percent (75%) of the Forecasted Requirements in any two (2) consecutive Term Years except in that instance where the shortfall results from MTF’s failure to manufacture DBM in quantities sufficient to meet the Forecasted Requirements and except that MTF’s notice of termination shall not become effective if, within thirty (30) days of the receipt of such notice, BBC shall place additional BBC Orders with MTF requiring purchase of additional DBM as shall, when purchased, at least equal such deficiency (no such purchases to enter into calculation of achievement of the Forecasted Requirements for the then current Term Year or any subsequent Term Year).

(b) Termination by BBC. BBC may terminate this Agreement for non-performance by providing written notice to MTF, if MTF fails to produce DBM which equal at least seventy-five percent (75%) of the Forecasted Requirements subject to BBC Orders in any two (2) consecutive Term Years except in that instance where the shortfall results from BBC’s failure to order DBM in quantities sufficient to meet the Forecasted Requirements.

Section 9.6 Effect of Termination

(a) Accrued Obligations Termination of this Agreement for any reason shall not release any party hereto from any liability which, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to the effective date of such termination, or preclude either party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement.

(b) Return of Materials. All Confidential Information shall remain the sole property of the disclosing party. Within thirty (30) days after a disclosing party’s request therefor, each receiving party shall destroy all Confidential Information of the other party in its possession or control and provide written certification to the other party within ten (10) Business Days of such destruction, or prepare such Confidential Information for shipment to such other party, as the other party may direct, at the other party’s expense. Promptly after expiration or termination of this Agreement, but in any event within thirty (30) days, MTF shall have the right, at its sole discretion, to repurchase the remaining BBC Inventory, if any, from BBC at the applicable MTF Service Fee prices set forth on Exhibit B.

Section 9.7 Survival. Except as otherwise expressly provided herein, the parties’ rights and obligations pursuant to Sections 6.3, 9.7, and Articles IV, V, VII, VIII, and X, XI and XII of this Agreement shall survive any expiration or earlier termination of this Agreement.

ARTICLE X
REPRESENTATIONS AND WARRANTIES

Section 10.1 By MTF. MTF warrants and represents to BBC on the date of this Agreement that (i) it is a non-profit corporation duly organized, validly existing and in good standing under the laws of the District of Columbia and it has the full right and authority to enter into this Agreement and grant the rights granted herein, (ii) except as otherwise permitted under this Agreement, it has not previously granted and will not grant any rights in conflict with the rights granted herein, (iii) to its knowledge and belief, there are no threatened or pending actions, suits or claims against it with respect to or relating in any way to its right to enter into and perform its obligations under this Agreement, (iv) DBM is, and upon delivery to BBC or to the BBC Designated Warehouse will comply with all applicable specifications and will be, free from defects, shall not be adulterated or misbranded within the meaning of the Federal Food Drug and Cosmetic Act, and is manufactured in a manner that meets or exceeds reasonable manufacturing standards for such products, including all FDA standards and regulations concerning such products and will strictly conform to the applicable published Specifications, and (v) DBM and the manufacture, use, promotion, and sale thereof in accordance with this Agreement do not and, to the best of MTF’s knowledge, will not infringe third party Intellectual Property rights.

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Section 10.2 By BBC. BBC warrants and represents to MTF on the date of this Agreement that (i) it is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and it has the full right and authority to enter into this Agreement and perform its obligations set forth herein, (ii) it has not previously granted and will not grant any rights in conflict with its obligations under this Agreement, and (iii) to its knowledge and belief, there are no threatened or pending actions, suits or claims with respect to or relating in any way to its right to enter into and perform its obligations under this Agreement.

Section 10.3 Disclaimer of Warranties. NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, OTHER THAN THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE IN THIS AGREEMENT, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED.

ARTICLE XI
LIMITATION OF LIABILITY

WITH THE EXCEPTION OF DAMAGES ARISING AS A RESULT OF A PARTY’S BREACH OF ARTICLE VII, A PARTY’S GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT, OR A PARTY’S FAILURE TO INDEMNIFY THE OTHER PARTY IN ACCORDANCE WITH ARTICLE VIII, IN NO EVENT SHALL ANY PARTY OR ANY OF ITS SUPPLIERS OR AGENTS BE LIABLE FOR LOSS OF PROFIT, GOODWILL OR OTHER CONSEQUENTIAL OR INCIDENTAL DAMAGES ARISING OUT OF THIS AGREEMENT EVEN IF SUCH PARTY IS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE XII
MISCELLANEOUS

Section 12.1 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New Jersey, without regard to conflict of law principles.

Section 12.2 Independent Contractors. It is understood that each party is an independent contractor, that no activities under this Agreement shall create or be deemed to create any agency relationship between the parties, and that persons engaged in work by one party hereunder shall not in any sense be considered as employees of the other. Without limiting the generality of the foregoing, but without abridging MTF’s express obligations under this Agreement, in no event shall MTF be liable for or obligated under the terms and provisions of any customer fulfillment order or any other terms or conditions of sale to any fulfillment customer prescribed or agreed to by BBC which terms, provisions or conditions are not expressly agreed to by MTF in advance and in writing or in this Agreement.

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Section 12.3 Expenses. Except as expressly stated herein, each of the parties hereto shall bear and pay such party’s own costs and expenses incurred in connection with the negotiation, preparation, execution, delivery, and performance of this Agreement and the transactions contemplated hereby.

Section 12.4 Press Releases and Other Publicity Announcements. Any public announcement or similar publicity with respect to this Agreement shall be subject to the prior consent of the non-publishing party, which consent shall not be unreasonably withheld, unless such communication is required to be made by law.

Section 12.5 Entire Agreement and Binding Effect; Survival of Representations. This Agreement and the Exhibits hereto constitute the entire agreement between the parties with respect to the subject matter hereof, and supersede all prior understandings, arrangements, and agreements with respect to the subject matter hereof. Subject to the provisions of this Agreement relating to transferability, this Agreement shall be binding upon and shall inure to the benefit of the parties, and their respective successors and assigns. No modification hereof shall be effective unless in writing and signed by the party against which it is sought to be enforced.

Section 12.6 No Waiver. Any failure of a party to require the other party to comply with any provisions of this Agreement shall not be deemed a waiver of such provision or any other provision of this Agreement.

Section 12.7 Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted and in a manner to most closely accomplish the intent of the parties.

Section 12.8 Headings. The section headings contained in this Agreement have been inserted only as a matter of convenience and for reference, and in no way shall be construed to define, limit or describe the scope or intent of any provision of this Agreement.

Section 12.9 Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original, but all of which shall constitute one and the same.

Section 12.10 Amendments. This Agreement may only be amended by a written amendment executed by BBC and MTF.

Section 12.11 Assignment. Neither party may assign this Agreement or any of its rights, obligations or privileges hereunder, whether by way of a Change-in-Control or otherwise, without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. Any such impermissible assignment shall be void.

Section 12.12 Notices. Any and all notices, demands and other communications required or permitted under this Agreement shall be deemed adequately given upon receipt, only if in writing and if the same shall be delivered by hand, by mail or by Federal Express or similar expedited commercial carrier, addressed to the recipient of the notice, postage prepaid and registered or certified with return receipt requested (if by mail), or with air freight charges prepaid (if by Federal Express or similar carrier). All such notices, demands and other communications shall be addressed as set forth on the Notices Schedule attached hereto as Exhibit D or to such other address as any party may have designated for itself by written notice to the other party in the manner herein prescribed.

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Section 12.13 Force Majeure. Notwithstanding anything contained in this Agreement to the contrary, no default, delay or failure to perform on the part of either party shall be considered a breach of this Agreement if such default, delay or failure to perform is shown to be due to causes beyond the reasonable control of the party charged with a default (“Force Majeure”), including, but not limited to, causes such as strikes, lockouts or other labor disputes, actions or inactions of governmental authorities or suppliers, embargoes, severe weather, fire and other acts of God, or default of a common carrier or; provided, however, that, in the event of either party being rendered unable by a Force Majeure to carry out its obligations under this Agreement, such party shall give notice and full particulars, including the expected duration of such Force Majeure, in writing to the other party not later than three (3)days after the occurrence of the cause of the Force Majeure and upon the cessation of the cause of such Force Majeure, shall resume performance.

Section 12.14 Dispute Resolution; Jurisdiction and Venue. Upon the occurrence of a dispute among the parties, including, without limitation, any breach of this Agreement or any obligation relating thereto, the matter shall be referred to the general managers of MTF and BBC, or their designees. The general managers, or their designees, as the case may be, shall negotiate in good faith to resolve such dispute in a mutually satisfactory manner for thirty (30) days, or such longer period of time to which the general managers may agree. After such thirty (30)-day period, the parties agree that the courts of the State of New Jersey shall have non-exclusive jurisdiction over any action for enforcement or interpretation of this Agreement or for damages for the violation of any of the provisions hereof, and that venue shall be proper for such an action in any court located in or having jurisdiction over the State of New Jersey. This Section 12.14 shall not preclude either party from seeking injunctive relief from a court of competent jurisdiction to protect its interests.

Section 12.15 Insurance. Commencing on the date of each party’s first commercial sale of DBM hereunder, BBC and MTF shall obtain and maintain product liability insurance or its equivalent and such other insurance coverages as are customarily maintained by parties engaged in similar businesses (including, without limitation, property insurance covering the BBC Inventory), in each case, in amounts commercially reasonable and sufficient in view of the activities contemplated pursuant to this Agreement. MTF shall arrange for BBC to be a named insured on its product liability insurance policy and shall furnish a certificate of insurance to BBC within thirty (30) days of the Effective Date.

Section 12.16 Injunctive Relief. BBC and MTF acknowledge and agree that their respective agreements are of a special unique and extraordinary nature and that the non-breaching party would suffer irreparable injury as a consequence of violation thereof, and by reason thereof each party consents and agrees that, if it should in any way violate such provisions, the other party shall be entitled to injunctive relief issued by any court of competent jurisdiction restraining the violator from committing or continuing any such violation.

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first set forth above.

BONE BIOLOGICS CORPORATION	MUSCULOSKELETAL TRANSPLANT FOUNDATION, INC.

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

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EXHIBIT A

DBMPMA Clearances

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EXHIBIT B

MTF SERVICE FEES

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EXHIBIT C

MTF RETURN POLICY

Due to the unique nature of donated tissues and the preservation techniques used, the following policies refer to DBM:

DBM may be returned for credit in the following instances without a restocking fee:

●	It does not meet MTF published specifications

Note: Claims of unsatisfactory specifications must be reported to MTF within 30 days of the date of invoice to be eligible for return. Please be prepared to provide the tissue code and serial number along with a description of the adverse event.

●	DBM or packaging is damaged in shipment

Note: Claims for damaged tissue packages must be reported to MTF within five days of receipt of tissue to be eligible for credit.

●	Order discrepancies

Note: Claims for order discrepancies must be reported to BBC within five days of receipt of tissue to be eligible for credit.

Address for Returns

Musculoskeletal Transplant Foundation (MTF)

1175 Midvalley Drive

Olyphant, PA 18447

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EXHIBIT D

NOTICES

To MTF:

125 May Street, Suite 200

Edison, New Jersey 08837

Attention: President and CEO

To BBC:

2 Burlington Woods Drive, Suite 100

Burlington, Massachusetts 01803

Attention: President and CEO

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